EXHIBIT 10.6
Compensatory Arrangements for Executive Officers
     The Compensation Committee (the “Committee”) of the Board of Directors of OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) approved the 2007 salaries and 2006 cash bonuses for OSI’s principal executive officer, principal accounting officer and other named executive officers (as that term is defined in Item 402 of Regulation S-K) as set forth in OSI’s proxy statement dated May 4, 2007 (the “2007 Proxy”), excluding David R. Guyer, M.D., who resigned from the Company in May 2006. The following table sets forth the annual base salary level of such officers for 2007 and the 2006 cash bonuses for each such officer:

Name and Position	2007 Base Salary	2006 Bonus
Colin Goddard, Ph.D. Chief Executive Officer(1)	$600,000	—
Michael G. Atieh Executive Vice President, Chief Financial Officer and Treasurer	$425,000	$205,000
Gabriel Leung Executive Vice President and President, (OSI) Oncology	$420,000	$204,000
Anker Lundemose, M.D., Ph.D., D.Sc. Executive Vice President and President, (OSI) Prosidion	$402,250	$196,220
Paul Chaney Executive Vice President and President, (OSI) Eyetech	$378,500	$182,000

(1)	Given the market performance of Macugen® (pegaptanib sodium injection), and the resulting decision of OSI to exit the eye disease business it acquired through it acquisition of Eyetech Pharmaceuticals, Inc. in November 2005, the Committee concurred with Dr. Goddard’s recommendation that he not receive a 2006 bonus or merit increase to his 2007 base salary.
Cash Bonuses
     The 2006 bonus awards were computed in accordance with the Committee’s policy awarding annual bonuses for executive officers, as disclosed in the Compensation Discussion and Analysis section of the 2007 Proxy, and are consistent with past practices. OSI has established a discretionary annual cash bonus program for all of its employees, including its executive officers. The bonus targets, which are a percentage of base salary, for all of its executive officers are based upon their respective grade levels. The amount of bonus actually paid to its employees, including the executive officers (other than OSI’s CEO), is a function of the corporate and individual performance measures. The CEO’s bonus is based entirely on corporate performance measures. Consistent with its compensation objectives, a larger portion of the bonuses for OSI’s executive officers is tied to corporate performance as compared to individual performance. In addition, the performance of their respective department(s) or function group(s) is the largest component in measuring the individual performance for executive officers (other than the CEO).

     The actual amount of the bonuses paid to its executive officers, including the CEO, varies depending upon the Company’s performance and, for executive officers other than the CEO, such executive officers’ individual performance. The corporate component has historically ranged between 80% and 150% of the corporate component target and the individual performance component ranges between 90% and 120% of the individual performance component target depending upon an executive’s individual performance rating. In 2006, the Committee set the corporate component at 100%. The individual component of the annual cash bonus is based on the executive officer’s individual performance rating, determined in the manner discussed above. For 2006, the individual performance component of the annual cash bonus was set at 100% for executive officers who received one of the top three performance ratings. In 2006, each of the executive officers received one of the top three performance ratings, resulting in an individual performance component of 100% for each them.
     The bonus targets for the named executive officers are either set in accordance with their employment agreements or are based upon their respective grade levels. The 2007 bonus targets (which represents a percentage of base salary) for the named executive officers are as follows:

Name	Target
Colin Goddard, Ph.D.	*
Michael G. Atieh	50%
Gabriel Leung	50%
Paul G. Chaney	50%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%

* No specific target. Determined by the Committee in its discretion.
Equity Awards
     OSI grants equity awards of stock options, restricted stock and restricted stock units to its employees under its Amended and Restated Stock Incentive Plan. Most of its employees, including its executive officers, receive an annual equity grant in December. The total amount of equity to be granted is initially determined by the CEO in consultation with the Vice President of Human Resources, and then recommended to the Committee for approval. The exercise price for all stock options is set at the closing price of OSI’s common stock on the date that the Committee approves the annual grant, with such approval date serving as the date of grant. Equity grants to the named executive officers are formula based and designed to provide a level of equity compensation that is at the approximate 50th percentile of that awarded by OSI’s peer group of companies. OSI determines the value of the grants provided to each executive officer by assigning such executive officer with a fixed grant percentage based on his or her grade level and then multiplying this percentage by his or her annual salary. For 2006, the named executive officers received either 100% or 75% of their formula grant, based on their individual performance ratings.
Perquisites

     OSI provides very few perquisites to its executive officers. Certain of its named executive officers receive a leased car or car allowance, reimbursement of relocation expenses, legal fees and home security systems.